Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pfizer Inc:

We consent to the use of our reports with respect to the consolidated financial statements, and, the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, NY
October 9, 2009